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                             [LETTERHEAD OF KPMG]

              Consent of Independent Certified Public Accountants



The Board of Directors
Mellon Financial Corporation


We consent to incorporation by reference in the Registration Statements (Nos. 333-75605 and 333-60460) on Form S-8 of Mellon Financial Corporation of our report dated June 21, 2002, that is included in the December 31, 2001, Annual Report on Form 11-K of the Mellon 401(k) Retirement Savings Plan.


/s/ KPMG LLP

June 27, 2002